Exhibit 99.1

NEWS RELEASE
For Immediate Distribution	Contact:	Timothy McKenna
tmckenna@rocksp.com
Phone: 609-734-6430
(Investors)

ROCKWOOD HOLDINGS AGREES TO SELL

POOL AND SPA CHEMICALS BUSINESS TO ARCH CHEMICALS

Princeton, Sept. 8, 2008—Rockwood Holdings, Inc. (NYSE: ROC) announced today that it has signed a definitive agreement to sell its pool and spa chemicals business to Arch Chemicals, Inc. (NYSE: ARJ) for $130 million in cash.

This business—called Advantis—manufactures and markets branded swimming pool, spa and surface water treatment chemicals primarily through pool and spa professionals and specialty retailers.  The business generated net sales of approximately $71 million and adjusted EBITDA of $12 million in 2007.

Commenting on the transaction, Seifi Ghasemi, chairman and chief executive of Rockwood, said, “The sale of this business is in line with Rockwood’s overall strategy of divesting non-core businesses.  Advantis is a good business, but it is a much better fit for Arch Chemicals. We are very appreciative of the contributions of the Advantis management to Rockwood’s success, and we wish them well.”

The transaction, which is subject to regulatory approval, is expected to close early in the fourth quarter of 2008.

Rockwood Holdings, Inc. is a leading global specialty chemicals and advanced materials company. Rockwood has a worldwide employee base of approximately 9,500 people and annual net sales of approximately $3.0 billion. Rockwood focuses on global niche segments of the specialty chemicals, pigments and additives and advanced materials markets. For more information on Rockwood, please visit www.rocksp.com.

The information set forth in this press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the business, operations and financial condition of Rockwood Holdings, Inc. and its subsidiaries and affiliates (“Rockwood”). Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “predicts” and variations of such words or expressions are intended to identify forward-looking statements. Although Rockwood believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. “Forward-looking statements” consist of all non-historical information, including any statements referring to the prospects and future performance of Rockwood. Actual results could differ materially from those projected in Rockwood’s forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, the “Risk Factors” described in Rockwood’s 2007 Form 10-K on file with the Securities and Exchange Commission.  Rockwood does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

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